EXHIBIT 10.34

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (the “Agreement”) shall be effective as of June         , 2003 (the “Effective Date”), by and between Fertitta Hospitality, LLC, a Texas limited liability corporation (the “Owner”) and Landry’s Management, L.P., a Delaware limited partnership (the “Manager”).

WITNESSETH:

WHEREAS, the Owner possesses the Hotel properties and ancillary facilities located in Galveston, Texas and further described on Exhibit “A” (the “Hotels”); and

WHEREAS, the Manager is experienced in the ownership, operation and management of Hotels and restaurants, including bar operations.

NOW, THEREFORE, in consideration of the mutual provisions and covenants herein contained, the Owner and the Manager agree as follows:

1. Appointment of Manager. The Owner hereby hires the Manager and the Manager hereby accepts the appointment as exclusive Manager of the Hotels. The Manager shall at all times during the term of this Agreement act in the capacity of an independent contractor. Except as otherwise expressly provided herein, the management of the Hotels shall be under the sole supervision, management, direction and control of the Manager. The Owner shall have no right to supervise the Manager or its employees, in the day-to-day operation of the Hotels or the manner, method or means in which the day-to-day operations are performed. The Manager agrees that the operation of the Hotels shall be in accordance with this Agreement, but that the detailed method of doing same shall be under the exclusive control of the Manager. In no event shall either the Owner or the Manager be considered the agent or employee of the other, it being the intent of the parties hereto that this Agreement shall not constitute nor be construed to create a joint venture, partnership or association between the Manager and the Owner.

2. Term. The term of this Agreement shall commence as of the Effective Date, and shall terminate on the date which is three (3) years after the Effective Date, unless sooner terminated as herein provided. This Agreement shall be automatically renewed for successive additional one (1) year terms unless either party shall notify the other in writing of its intention not to renew at least sixty (60) days prior to the expiration of the initial term and each renewal term hereof.

3. Operation of the Hotels. The Manager shall have the exclusive right to direct, supervise, manage and operate the Hotels as an independent contractor for and on behalf of the Owner and for the Owner’s account and shall determine the programs and policies to be followed in connection therewith, all in accordance with the provisions of this Agreement.

Without limiting the generality of the foregoing, the Manager shall be and is hereby granted the authority to do the following, in each instance, however, subject to the limitations set forth in Paragraphs 4 and 5 of this Agreement:

(a) Employ, pay, supervise and discharge on behalf of the Owner all employees and personnel necessary for the operation of the Hotels.

(b) Cause the Hotels, and its appurtenances and grounds to be maintained according to the highest standards applicable within the hotel industry. Such maintenance shall include, but shall not be limited to, interior and exterior cleaning, painting, decorating, plumbing, heating and ventilation, carpentry and such other maintenance and repair work as may be necessary. The cost of such maintenance and repair work shall be borne by the Owner, except that no disbursement for maintenance and repair shall be made in excess of $5,000.00, nor shall the total disbursements for maintenance and repair exceed in any calendar year the amount budgeted therefor in the Annual Budget referred to in Paragraph 4 unless specifically authorized in writing by the Owner; provided, however, that emergency repairs involving manifest danger to life or property, or immediately necessary for the preservation and safety of the Hotels, or for the safety of its guests, employees, or invites or required to avoid the suspension of any necessary service of the Hotels, may be made by the Manager irrespective of the cost limitations imposed by this Paragraph.

(c) Negotiate and enter into service contracts required in the ordinary course of business in operating the Hotels, including without limitation, contracts for electricity, gas, telephone, security, trash, cable television, supplies, landscaping, insect extermination and other services which are customarily and usually furnished in connection with the normal operation of a first class hotel and which the Manager deems advisable.

(d) Supervise and purchase or arrange for the purchase of all inventories, provisions and supplies which in the normal course of business are necessary and proper to maintain and operate the Hotels, all in the best interest of the Owner.

(e) Operate the Hotels and all of its facilities and activities in the same manner as is customary and usual in the operation of other first class hotels and provide such facilities and services at the Hotels as are usually and customarily provided by operators of hotels of comparable class and standing consistent with the Hotels’ facilities.

(f) Arrange and contract for all reasonable advertising and promotion which the Manager may deem necessary for the successful operation of the Hotels.

4. Annual Budget. On or before October 15th of each year during the term of this Agreement (other than the first partial year – which date shall be on or before June 1st), the Manager shall furnish to the Owner a budget of anticipated expenses and other cash expenditures for the succeeding calendar year in such detail as the Owner shall reasonably require. Prior to the commencement of said succeeding calendar year, the Owner and the Manager shall attempt to agree upon and adopt a budget for said calendar year. In the event the Owner and the Manager fail to agree upon a budget for said calendar year, the budget in effect for the immediately preceding calendar year shall constitute the budget for the next calendar year until a new budget can be agreed upon. However, the Owner hereby covenants and agrees with the Manager that it will follow the reasonable recommendations of the Manager for keeping or maintaining the Hotels in good repair and first class appearance and properly outfitted and equipped for proper operation. In the event of a dispute over the budget, the parties may submit this dispute to arbitration which shall be held in accordance with the rules of the American Arbitration Association.

5. Standard of Operation. Manager shall operate the Hotels in conformity with the standards of other first class hotels located in the greater Houston-Galveston area. A first class hotel shall include the Hyatt in downtown Houston, Marriott or Omni hotels in the Galleria area in Houston. Notwithstanding the foregoing, Manager shall not be obligated to operate the Hotels in conformity with the standards provided for herein to the extent it may be prevented by (i) any act of force majeure, or (ii) breach by Owner of its obligations hereunder. Manager shall present to Owner on or before October 15th of each year, an Annual Business Plan for the Hotels.

General. Subject to the provisions of the Annual Budget, Manager is authorized to operate the Hotels in the following manner:

(a) Labor Policies. Manager will establish labor policies at the Hotels, including the hiring and discharging of all employees, supervision and training of employees and entering into employment contracts.

(b) Credit and Payment Policies. Manager will establish credit policies (including entering into agreements with credit card organizations), terms of admittance, charges for rooms, entertainment and amusement policies, and food and beverage policies and use reasonable efforts to collect all charges, rents, and other amounts due from the Hotels’ guests, tenants, parties providing services and concessionaires, if any.

(c) Leases and Concessionaires. In the name of and for the account of Owner, Manager may lease to tenants commercial space at the Hotels and may license and grant food and beverage concessions; provided that any lease having a term in excess of one (1) month or involving rent or similar payments to the Hotels of more than $10,000 per calendar year shall be subject to Owner’s approval.

(d) Legal Proceedings. Manager shall institute, prosecute, defend, settle and compromise such legal proceedings, in the name of Owner, as Manager shall reasonably deem appropriate in connection with the operation of the Hotels (i) without Owner’s consent where such proceedings are of a non-extraordinary nature, such as, without limitation, collections, enforcement of contract, labor and employment matters, and proceedings when the amount in controversy is less than $20,000, and (ii) in all other cases, with the consent of Owner, which consent shall not be unreasonably withheld or delayed.

(e) Marketing. Manager shall institute and coordinate all phases of promotion, publicity and marketing relating to the Hotels.

(f) Standard Procedures. Manager will implement Manager’s standard operational, administrative, accounting, budgeting, and operational policies and practices. Owner has reviewed such policies and practices and consents to same.

(g) Utilities, Permits and Maintenance. To the extent prudent and necessary for the operation of the Hotels, Manager will:

(i) arrange for water, electricity, gas, power, telephone, vermin extermination, landscaping, trash removal, equipment maintenance, security and other services necessary for the proper operation and maintenance of the Hotels, to the extent available on commercially reasonable terms;

(ii) to the extent that it is within Manager’s power to do so using commercially reasonable efforts, obtain and maintain in full force and effect all permits and licenses (including, without limitation, liquor licenses, restaurant licenses and business licenses), and Owner shall cooperate with Manager to apply for and maintain any such permits and licenses; and

(iii) purchase on behalf of Owner all supplies and inventories, and those services and other merchandise necessary for the proper operation and maintenance of the Hotels as contemplated by this Agreement; and in connection with such purchases, Manager may receive rebates, discounts, refunds, allowances or other forms of incentive payments from vendors, and Manager hereby reserves the right to retain any such incentive payments for its own account.

6. Limitation, Contracts, Agreements, Etc. The Manager shall have no authority to enter into any contract, lease, license, concession, commitment, undertaking, purchase order or other agreement relating to the Hotels requiring an expenditure in excess of $5,000.00 or which is not to be fully performed within one (1) month without the prior written consent of the Owner. In carrying out its rights and duties set forth herein, the Manager’s expenditures shall not, without the prior written approval of the Owner, exceed for any calendar year the total amount budgeted in the Annual Budget on an overall and on a line-item basis.

7. Employees. Subject to the Annual Budget, Manager will recruit, hire and supervise all Hotels’ employees. All decisions concerning the hiring and discharge of all Hotels’ employees shall be made by Manager or in accordance with Manager’s operational policies and practices. Notwithstanding the foregoing, Owner shall have approval over the hiring and firing of the General Manager and all department heads, such approval not to be unreasonably withheld. Personnel employed by the Manager to properly maintain and operate the Hotels may be employees of the Owner or Manager. The Manager shall take such action as it deems necessary to insure that proper payroll procedures are followed and compliance with applicable laws, such as payroll tax withholdings, are obtained. As an inducement to Owner to enter into this Agreement, Manager shall allow the Hotels’ employees to participate in Manager’s dining/discount program which is available to all of Manager’s restaurant employees.

8. Operating Expenses Borne by Owner. All expenses incurred by the Manager in connection with the operation and maintenance of the Hotels under this Agreement shall be borne by the Owner, except Manager’s general corporate overhead and the Centralized Services defined in Section 16 herein. Manager’s expenses for general corporate overhead and the Centralized Services shall be borne by Manager. Operating expenses shall include all costs and expenses of maintaining, conducting and supervising the operation of the Hotels (which costs and expenses do not include depreciation and amortization and the costs of any other things specified herein to be done or provided at Owner’s or Manager’s sole expense or any payments on any indebtedness including, without limitation, the indebtedness secured by a first lien deed of trust against the Hotels) incurred by Owner or by Manager directly or at Owner’s or Manager’s request pursuant to this Agreement, including without limitation:

(a) The cost of all food and beverage sold or consumed and of all inventories and supplies. Supplies include all consumable or expendable items for operation of the Hotels, including, without limitation, supplies for laundry, housekeeping, food and beverage service, engineering and accounting uses, together with paper supplies and miscellaneous general supply items.

(b) The budgeted salaries and wages of the General Managers, Controllers, department heads and other Hotels’ employees (whether in the employ of Manager or Owner), including costs of payroll taxes and employee benefits (which benefits may include, without limitation, a 401K plan, medical insurance, life insurance and a bonus program) and the costs of moving personnel, their families and their belongings to the area in which the Hotels are located at the commencement of their employment at the Hotels.

(c) The cost of all other goods and services obtained by Manager in connection with its operation of the Hotels, including, without limitation, heat and utilities, office supplies used at the Hotels and all services performed by third parties, including leasing expenses in connection with telephone and data processing equipment and such other equipment as the parties hereto may agree upon in writing.

(d) The cost of repairs to and maintenance of the Hotels.

(e) Insurance premiums for insurance related to Hotels’ employees and for insurance required to be maintained hereunder. Premiums under blanket policies will be allocated among properties covered.

(f) All taxes, assessments and other charges (other than federal, state or local income taxes and franchise taxes or the equivalent) payable by or assessed against Manager with respect to the operation of the Hotels and water and sewer charges, including all taxes levied or imposed against the Hotels or its contents, such as real and personal property taxes.

(g) Legal and accounting fees for services directly related to the operation of the Hotels.

(h) The costs and expenses of technical consultants and specialized operational experts for specialized services in connection with nonrecurring work on operational, functional, decorating, design or construction problems and activities.

(i) All bank fees and charges for maintaining the Hotels accounts and for processing of credit cards, debit cards and similar arrangements.

(j) All expenses for advertising the Hotels and all expenses of sales promotion and public relation activities, including all license or royalty fees.

All debts and liabilities of the Owner arising in the course of business of the Hotels shall be obligations of the Owner, and the Manager shall not be liable for any such obligations by reason of its management, supervision and operation of the Hotels for the Owner.

9. Expenses to be Borne by Manager. The Manager’s overhead and other costs of operating the Manager’s operations shall be the responsibility of the Manager. Extraordinary expenses such as out-of-town travel on behalf of the Owner in connection with the operation of the Hotels shall be a reimbursable expense to be paid by the Owner, so long as Manager has obtained Owner’s prior approval. Manager may use equipment of Owner in furtherance of Manager’s business outside of the Hotels. In such event, Manager shall reimburse Owner a reasonable fee for use of such equipment.

10. Compliance with Laws, etc. Manager shall promptly comply with all federal, state and local laws and ordinances and lawful orders and regulations affecting the Hotels, and the health, cleanliness, safety, occupancy and use of same. Manager shall not cause or permit the use, generation, storage, or disposal in, on or about the Hotels of any substance, materials or wastes in violation of any federal, state or local laws from time to time in effect concerning hazardous, toxic or radioactive materials (“Hazardous Substances”). Manager shall promptly and fully comply with all state and local laws in effect from time to time prohibiting discrimination or segregation by reason of race, color, religion, disability, sex or national origin or otherwise. Manager shall notify Owner immediately of any alleged notice of violation of any law, ordinance, permit or regulation concerning the Hotels or any of its employees.

11. Revenues and Expense.

(a) Manager shall use its best efforts to collect all revenues for the Hotels. All monies collected from the management, maintenance, operation and use of the Hotels by the Manager, shall be deposited in a special account (herein referred to as the “Owner’s Account”) in the Owner’s name in a banking institution as agreed by the parties hereto.

(b) The Manager or Owner shall pay or cause to be paid all operating expenses (including all reimbursable expenses) of the Hotels, including compensation due the Manager under this Agreement, in accordance with the provisions of this Agreement out of the “Hotel Operating Account.” Manager may transfer funds, with Owner’s approval, from the Owner’s Account to the Hotel Operating Account to pay for all operating expense. However, no payment shall be made without the Owner’s consent for any expense which, under the provisions of this Agreement, requires the Owner’s consent and approval or not otherwise provided for in the Annual Budget.

(c) From time to time, if and as required, the Owner shall cause to be deposited to the Hotel Operating Account funds sufficient in the amount to constitute reasonable working capital for the operation of the Hotels.

(d) Any dispute as to the amount of working capital required for the operation of the Hotels shall be resolved by the firm of certified public accountants then employed by the Hotels to perform the annual audit of the books, or, in the absence of such a firm, by a firm of independent certified public accountants designated and agreed upon by the Owner and the Manager.

12. Books, Records and Statements.

(a) The Manager shall, at the Owner’s expense, keep full and adequate books of account and other records reflecting the results of operations of the Hotels on an accrual basis. Manager shall provide to Owner daily reports, booking reports, payroll reports, accident reports, and all other records or reports of operations as and when produced. Such records shall show income and expenses in connection with the daily management, maintenance, use and operation of the Hotels, to the extent that any accounts payable, other obligations, cash, accounts receivable, and other assets pertaining to the management of the Hotels, can be identified and the proper amounts determined at all times. The Manager may make such modifications in its accounts as are consistent with the Manager’s standard practice in accounting for its operations. Manager shall deliver to Owner on a monthly basis a detailed statement of operating expenses. Owner shall transfer funds monthly from Owner’s Account to the Hotel Operating Account to pay for all proper operating expenses on a timely basis, unless otherwise paid by Owner.

(b) The Manager shall cause to be prepared in accordance with generally accepted accounting principles on a monthly basis, a financial Profit and Loss statement showing in detail the financial operations of the Hotels. Balance sheets will be prepared on a monthly and on an annual basis. Profit and Loss statements are to be prepared and delivered to the Owner or its appointed representatives not later than twenty (20) days after the end of each month during the term of the Agreement. The Manager shall use its best efforts to cause to be prepared and delivered to the Owner within sixty (60) days after the end of each fiscal year financial statements reflecting the operations of the Hotels for such fiscal year.

(c) At the option and expense of the Owner, exercisable at any time and for any period, the Manager shall employ a reputable recognized firm of certified public accountants to conduct an audit of the Manager’s books of account and other records reflecting the financial results of operations of the Hotels.

13. Capital Expenditures. Owner shall be responsible for all capital expenditures incurred by or for the improvement of the Hotels. Manager shall not incur any capital expenditures without prior approval from Owner. Manager shall assist and advise Owner in connection with any capital expenditures for the Hotels, including reviewing construction contracts, designs, plan reviews and meeting with architects, engineers or any construction contractors or material suppliers. Manager’s recommended capital expenditures shall be included in the Annual Business Plan.

14 Manager Not Obligated to Advance Funds. The Manager shall not be obligated to advance any of its own funds to or for the account of the Owner, nor to incur any liability unless the Owner shall have deposited in the Operating Account funds necessary for the discharge thereof. However, if the Manager shall have advanced any funds in payment of a permitted expense for the maintenance and operation of the Hotels, the Owner shall reimburse the Manager therefor on demand.

15. Marketing Plan

(a) Hotels’ Sales Plan. Manager shall formulate formalized marketing plans for the Hotels which shall be included in the Annual Business Plan. Owner shall have the right to review and approve the plans, such approval not to be unreasonably withheld. The Hotels’ employees will secure bookings for the Hotels and will encourage the use of the Hotels by tourists, special groups, travel congresses, travel agencies, airlines and other recognized sources of hotel business. The Hotels’ employees will represent the Hotels at appropriate conventions and travel congresses. Owner agrees to honor all reservations made by Manager and the Hotels’ employees in the ordinary course of business even though such reservations extend for a period of time beyond or are for a period of time commencing subsequent to the expiration or earlier termination of this Agreement.

(b) Hotels Communications and Public Relations. Manager will provide to the Hotels through Hotels’ employees or will cause to be provided to the Hotels, those advertising, public relations and promotional services which Manager considers necessary and appropriate to promote the name and facilities of the Hotels. These services include without limitation:

(i) developing and implementing the Hotels’ communications plan following Manager’s guidelines, and Manager’s sales, advertising and public relations programs;

(ii) selecting and providing required guidance to the public relations personnel of the Hotels;

(iii) preparing and disseminating news releases for trade and consumer publications, both national and international; and

(iv) coordinating local publicity.

16. Hotels Facilities. Owner shall provide all necessary equipment, computers, software, furniture and supplies necessary for the operation of the Hotels in accordance with the standards provided for herein. Owner shall provide appropriate office and/or back of the house space for the Manager and the Hotels’ employees, whether employed by Manager or Owner. Manager agrees not to make any changes to the Hotels’ equipment, furniture, computers, software, office and/or back of the house space without Owner’s consent, which consent shall not be unreasonably withheld.

17. Insurance. The Manager shall provide and maintain, at the Owner’s cost and expense, insurance sufficient to furnish to the Owner and the Manager reasonable and adequate protection for the operation of the Hotels. All insurance shall be in the name of the Owner and the Manager as named insureds and shall contain riders and endorsements adequately protecting the interests of the Owner and the Manager as they may appear. Manager will maintain on the Hotels, as a minimum, the following insurance underwritten by an insurer approved by Owner:

(a) worker’s compensation insurance in an amount required by law;

(b) employment practices liability insurance (including coverage for harassment, discrimination and wrongful termination, and covering defense and indemnity costs) with a limit of $1,000,000 per loss;

(c) the holder of the liquor license will maintain liquor liability insurance with single limit coverage for personal and bodily injury and property damage of at least $10,000,000 for each occurrence naming Owner as an additional insured;

(d) commercial general liability insurance, (including coverage for product liability, completed operations, contractual liability, host liquor liability and fire legal liability) and comprehensive automobile liability insurance (including hired and non-owned liability) with single-limit coverage for personal and bodily injury and property damage of at least $10,000,000 per occurrence naming Owner as an additional insured. In connection with all construction, Manager will cause the general contractor to maintain comprehensive general liability insurance and comprehensive automobile liability insurance (including hired and non-owned liability) with limits of at least $5,000,000 per occurrence for personal and bodily injury and property damage underwritten with insurers approved by Owner. Owner will be named as an additional insured; and

(e) Property and casualty coverage in an amount equal to 100% of the replacement value of all buildings, furniture, fixtures and equipment, inventory and all other assets under management, together with boiler and machinery coverage and business interruption coverage for at least six (6) months of operations.

At all times during the term, Manager will furnish to Owner certificates of insurance evidencing the term and limits of coverage in force, names of applicable insurers and persons insured, and a statement that coverage may not be cancelled, altered or permitted to lapse or expire without 30 days’ advance written notice to Owner. Revised certificates of insurance shall be forwarded to Owner each time a change in coverage or insurance carrier is made by Manager, and/or upon renewal of expired coverages. At Owner’s option, Manager may be required to provide certified insurance policy copies. Manager may include the Hotels (and an adjacent property to the Hotels presently managed by Owner) on Manager’s bid submittal to acquire insurance for Manager’s properties in order to obtain the best available insurance pricing. In such event, Owner shall pay an allocated cost based on Owner’s property values, projected revenues and payroll as a percentage of the total submitted property values, projected revenues and payroll. Deductibles or self-insured retentions are subject to approval by Owner.

18. Centralized Services. To ensure that the Hotels are being operated at an appropriate standard and to maintain identity and consistency with other first class hotels and restaurants, Manager will provide certain Centralized Services to the Hotels, including, without limitation, the selection of the General Managers and department heads for the Hotels, and the review of the operation and maintenance of the Hotels from time to time in accordance with Manager’s established management practices and policies. The Centralized Services also include services provided for the general benefit of Owner by Manager’s corporate and regional sales and marketing staff, food and beverage staff, financial services staff, human resources staff, construction and development staff, graphics art personnel, legal staff, risk management staff, technology staff, transportation staff and other personnel. The type of services being offered may change from time to time at the discretion of Manager. The corporate and regional sales and marketing staff of Manager will assist Hotels’ employees to secure bookings for the Hotels’ guest rooms, meeting spaces, and food and beverage facilities through the corporate sales offices of Manager. Such corporate and regional sales and marketing staff will also promote the Hotels to tourists, special groups, travel congresses, travel agencies, airlines and other recognized sources of hotel business. The Hotels will be represented by Manager’s corporate staff at the appropriate industry conventions.

19. Management Fee of Manager

(a) Fee for Operations. From and after the Effective Date and until termination of this Agreement, the Owner shall pay to the Manager for services rendered under this Agreement a management fee determined pursuant to Exhibit “B” attached hereto (the “Management Fee”).

(b) Payment of Management Fee of Manager. The Management Fee for each month shall be due to the Manager on the fifteenth (15th) day of the immediately succeeding month.

(c) Payment of Expenses; Working Capital. All operating expenses of the Hotels will be paid by Owner, including payroll expenses and other fees and expenses to be paid to or reimbursed to Manager under this Agreement. In any event, sums due Manager will be due and payable not later than the date that the Profit and Loss statements are delivered to Owner. Manager will not be required to make any advance or payment to or for the account of Owner. Owner is responsible for and will pay promptly any debts or liabilities properly incurred by Manager under this Agreement. If Owner fails timely to make any payment requested by Manager hereunder, Manager may but shall have no obligation (in its sole discretion), to advance such amount to Owner by paying those fees and reimbursable expenses, which in such event, Owner shall reimburse Manager on demand.

(d) Reimbursement of Costs and Expenses for Hotels’ Operations. Owner will pay Manager for all costs and expenses incurred by Manager for Owner’s account in the ordinary course of business under the terms and provisions of this Agreement. These costs and expenses will be considered operating expenses and will include, without limitation the following:

(i) Hotels’ Employees. The actual salaries and wages, including costs of payroll taxes, bonuses, retirement plan contributions, fringe benefits, and related payroll items incurred with respect to the Hotels’ employees (employed by Manager) and the moving and related expenses (in accordance with Manager’s standard policies, as amended from time to time by Manager) incurred in connection with relocating any Hotels’ employees to the Hotel;

(ii) Out-of-pocket Expenses. Actual travel and out-of-pocket expenses incurred in connection with the management of the Hotels; and

(iii) Promotional, Advertising and Marketing Expenses. Those expenses incurred for production, distribution promotional, advertising and/or marketing expenses relating to the Hotels, including but not limited to media buys, brochures, pamphlets, and materials for the promotion of the Hotels and employee relations, and those expenses incurred as a result of the attendance of Hotels’ and/or Manager’s employees at conventions, meetings, seminars, conferences and travel congresses. Manager may cross promote and/or market the Hotels with other properties, facilities and restaurants under management by Manager, subject to Owner’s prior approval. In such event, Owner will pay as an operating expense an allocated cost for the production, distribution, promotional, advertising and/or marketing expenses. Nothing contained herein shall obligate Owner to pay, incur or reimburse Manager for Centralized Services.

(iv) Excludable Expenses. Notwithstanding the foregoing, Hotels’ employees, whether employed by Manager or Owner, may be directed from time to time to perform work for Manager not related to the Hotels. In such event, a portion of the applicable Hotels’ employees salaries and wages shall not be an operating expense of the Hotels. Manager, if using Hotels’ employees for Manager’s benefit not related to the Hotels, shall identify the employees to Owner on a monthly basis and shall properly account to Owner so that Owner is only responsible for salaries and wages for work performed at or related to the Hotels. Manager may identify in advance to Owner those employees or positions that will be performing services for Manager unrelated to the Hotels on a regular basis and stipulate, with Owner’s approval, to an allocation of payroll expenses for said employees or positions. Manager and Owner agree that the employee positions listed on Schedule 1 shall be Hotels’ employees that will be employed by Owner that perform services for or at Manager’s direction for the Hotels and unrelated to the Hotels on a regular basis, and that the stated cost allocations in Schedule 1 between Owner and Manager are acceptable. The employee positions that will perform work and or services for the Hotels and unrelated to the Hotels listed on Schedule 2 will be Hotels’ employees that are employed by Manager. The allocated portion of payroll expenses set forth on Schedule 2 shall be reimbursable operating expenses and are approved. The parties agree that the employees, employee positions and allocations are subject to change upon mutual agreement of the parties.

(v) Transportation. Owner shall pay Manager a reasonable fee for transportation equipment of Manager used in support of or in connection with the operation of the Hotels. No transportation equipment fees for Manager’s transportation equipment shall be charged to Owner without Owner’s prior approval of such fees.

(e) Allocated Expenses. Manager has executed an agreement with the City of Galveston to construct, manage, and operate the Galveston Island Convention Center. As a further inducement to Manager to enter into this Agreement, Manager may use Hotels’ employees and resources of the Hotels, including but not limited to equipment, vehicles, supplies, etc., in order to minimize

Manager’s costs, expenses and overhead in the execution and/or performance of its duties under the terms of its agreement with the City of Galveston. Manager shall reimburse Owner for Manager’s use of Hotels’ employees and resources, including but not limited to equipment, vehicles, supplies, etc., as agreed between the parties. Manager shall account to Owner on a monthly basis for the use of such resources, if any.

(f) Hotel Bank Operating Account. Manager shall establish bank accounts (“Hotel Operating Accounts”) in the name of the Hotels and Owner at an institution reasonably approved by Owner. The Hotels shall process bank cards through a financial institution selected mutually by Manager and Owner. All processing fees of appropriate banks and all such expenses and fees shall constitute operating expenses of the Hotels.

(g) Withdrawals from Hotel Operating Accounts. Checks or other documents of withdrawal from the Hotel Operating Accounts may be made for any purpose authorized under this Agreement. These checks and documents will be signed by duly authorized representatives of Manager reasonably approved by Owner or by Owner or its designees. Duly authorized representatives of Manager selected by Manager and acting as agents of Owner, Owner or Owner’s designees will be the only signators on the Hotel Operating Accounts.

20. Remittances to Owner. Concurrently with delivery of the monthly Profit and Loss statement, Manager will remit to Owner an amount (“Owner’s Remittance Amount”) equal to any positive balance in the Hotel Operating Accounts that is attributable to the Hotels in excess of the amounts required to (i) pay all operating expenses, and reimbursements of expenses then due under this Agreement, and (ii) all advances made by Manager for Owner. Notwithstanding the foregoing, prior to payment of Owner’s Remittance Amount to Owner, Manager, at Owner’s request, shall pay on behalf of Owner, from the Hotel Operating Accounts, (i) any fixed charges, including real estate taxes and insurance premiums, and (ii) interest and debt service payments. All such remaining amounts due Owner will be transferred to Owner’s Account.

21. Termination. This Agreement may be terminated as hereinafter provided:

(a) Termination by Owner. In the event the Manager fails to perform any covenant on its part to be performed pursuant to the terms of this Agreement, including failure to achieve the financial projections set forth in the Annual Budget over a twelve month period, and such failure continues for a period of thirty (30) days after receiving written notice of such default in the Manager’s obligations hereunder, then, at any time thereafter during the continuance of such failure, the Owner may by written notice immediately terminate this Agreement.

(b) Termination by Manager. In the event the Owner fails to perform any covenant on its part to be performed pursuant to the terms of this Agreement, and such failure continues for a period of ninety (90) days (fifteen [15] days in the event of a breach of Paragraph 17(b) hereof) after receiving written notice of such default in the Owner’s obligations hereunder, then, at any time thereafter during the continuance of such failure, the Manager may by written notice immediately terminate this Agreement.

22. Hilton Hotel License Agreement. Owner has executed a License Agreement with Hilton Inns, Inc. for the Galveston Island Hilton for one of the Hotels. Manager has reviewed the License Agreement and agrees to manage, operate and maintain the Galveston Island Hilton in accordance with the standards of the License Agreement, except as otherwise provided herein.

23. IHOP Franchise Agreement. Owner has executed a Franchise Agreement with International House of Pancakes, Inc. for an IHOP in Galveston, Texas. Manager has reviewed the Franchise Agreement and agrees to manage, operate and maintain the IHOP in accordance with the standards of the Franchise Agreement, except as otherwise provided herein.

24. Condominium Agreements. Owner has executed certain agreements with respect to the San Luis Condominiums adjacent to the San Luis Spa, Resort and Conference Center. Manager has reviewed said agreements and agrees that in connection with this Agreement and the services to be performed hereunder, it will abide by such agreements.

25. Miscellaneous.

(a) Assignments. This Agreement shall not be assigned without the prior written consent of the parties hereto.

(b) Notice. Any and all notices, consents, directives or statements by either party intended for the other shall be in writing and shall be deemed given when deposited in the United States Mail, registered or certified, postage prepaid and addressed to the Manager at 1510 West Loop South, Houston, Texas 77027; and to the Owner at Owner’s address set forth in Exhibit “A.” Either party may change its address by notice in accordance with this Paragraph.

(c) Entire Agreement. This Agreement shall constitute the entire Agreement between the Owner and the Manager regarding the management and operation of the Hotels and no variation or modification thereof shall be valid or enforceable except by supplement agreement, in writing, executed in the same manner as this Agreement.

(d) Applicable Law. All questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereto shall be determined in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first above written.

OWNER

FERTITTA HOSPITALITY, LLC.

By:
Tilman J. Fertitta, President

MANAGER:

LANDRY’S MANAGEMENT, L.P.

By its General Partner LANDRY’S G.P., INC.

By:
Steven L. Scheinthal, Vice President